UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 4, 2007 (January 3, 2007)

Inhibitex, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction	(Commission File	(IRS Employee
of Incorporation)	Number)	Identification No.)

9005 Westside Parkway
Alpharetta, GA	30004

(Address of Principal Executive Offices)	(Zip Code)
(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 3, 2007, Inhibitex, Inc. (“Inhibitex”) entered into a license and commercialization agreement with 3M Company (“3M”) for the development of various diagnostic products using Inhibitex’s MSCRAMM® protein platform. Under the terms of the agreement, Inhibitex granted 3M exclusive global licenses to use Clumping Factor A (ClfA) and other MSCRAMM proteins in the development of diagnostic products in exchange for license fees, future milestone payments, financial support of future research and development activities and royalty payments on net product sales. The substantive terms of the agreement are listed below.
Under the agreement, Inhibitex is entitled to receive the following:
(i)	Nonrefundable license fees of $3 million, of which $1.75 million is due within 60 days and the remainder in Q1 of 2008,

(ii)	$1 million in development support payments over the next two years,

(iii)	Milestone payments on the first commercial sale for (a) certain Staphylococcal aureus (S. aureus) diagnostic products and (b) other MSCRAMM targets that detect organisms other than S. aureus,

(iv)	A tiered royalty based on net sales of diagnostic products, and

(v)	Reimbursement of certain patent expenses related to licensed MSCRAMM proteins.
Inhibitex is obligated to provide support to 3M pursuant to a mutually agreed-upon development and collaboration plan for a period of at least two years.
3M may terminate the agreement at any time by giving three months written notice, upon payment of all license fees, development support for the calendar year in which the agreement is terminated, reimbursement of certain patent expenses, and any other amounts potentially due upon the termination of the agreement.
Either party may terminate the agreement for cause upon providing two months written notice.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibits
99.1	Press Release dated January 4, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc. (Registrant)
Date: January 4, 2007	By:	/s/ Russell H. Plumb
Russell H. Plumb,
Chief Executive Officer